EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement on Schedule 13D containing the information required by Schedule 13D and any further amendments thereto needs to be filed with respect to the beneficial ownership by each of the undersigned of the shares of common stock, par value $0.001 per share, of Innovative Solutions and Support, Inc., a corporation incorporated under the laws of the Commonwealth of Pennsylvania, and further agree that this Joint Filing Agreement be included as an exhibit to such statement on Schedule 13D. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement this 13th day of September, 2022.

By:	/s/ Christopher Harborne
Christopher Harborne

KLEAR KITE LLC

By:	/s/ Christopher Harborne
Its:	Sole Member